Exhibit 99.1

SolarCity Announces Operating Metrics and Preliminary Select Financial Results for the Fourth Quarter of 2013

MW Deployed of 103 exceeded guidance, as Estimated Nominal Contracted Payments Remaining grew to $2.0 billion and Retained Value to over $1 billion at year-end 2013

SAN MATEO, Calif., February 24, 2014—SolarCity (Nasdaq: SCTY), a leading provider of distributed clean energy, today announced operating metrics and select preliminary results for the fourth quarter and fiscal year ended December 31, 2013.

As a result of the accounting related to recent acquisitions as well as a change in overhead allocation owing to an increase in the volume of MW deployed, we will release complete GAAP financial results after the close of the market on Monday, March 3, 2014. We will hold our originally scheduled conference call today at 5:00 pm Eastern Time to discuss our fourth quarter operating results and outlook for 2014. In addition, we will also schedule a follow-up call for March 3, 2014, to discuss our complete GAAP financial results. The dial-in information for today’s call is included at the end of this release.

“Closing our first full year as a public company, SolarCity executed on each of the targets we set forth at the outset of the year,” said Lyndon Rive, CEO. “MW Deployed in 2013 totaled 280 MW, 12% above our initial guidance of 250 MW. We reduced our cost per watt by (30%) in 2013, surpassing our forecast by a healthy margin. We securitized the first portfolio of distributed solar assets in the world as planned, and we achieved positive cash flow in Q4 2013 as predicted.” Rive continued. “Finally, we exited the year on a high note with a strong year-end cash balance with MW deployed and MW booked both exceeding 100 MW for the first time in Q4 2013. The momentum has continued to build in 2014 with a record number of new residential energy contracts signed in January.”

Q4 2013 Operating Highlights

In the fourth quarter of 2014, SolarCity continued to make progress in building out its platform for delivering cleaner and cheaper distributed energy. Key operating and development highlights achieved during the quarter include:

•	MW Deployed reached a new quarterly record of 103 MW as residential MWs Deployed grew 130% year-over-year to 70 MW. Cumulative total MWs Deployed reached 567 MW as of December 31, 2013.

•	MW Booked totaled 101 MW.

•	Cumulative Energy Contracts increased to 83,265, up 105% since the end of 2012 (and 15% since the end of the third quarter of 2013).

•	Cumulative Customers grew to 92,998, up 92% since the end of 2012 (and 13% since the end of the third quarter of 2013).

Estimated Nominal Contracted Payments and Retained Value

Due to the long-term nature of our operating lease contracts—of up to 20 years—and the related GAAP accounting for such contracts, management relies upon the following operating metrics to manage our business and believes these metrics are a better representation of our new sales activity and business outlook:

•	Estimated Nominal Contracted Payments Remaining increased to $1,989 million at December 31, 2013, up 79% year-over-year and 15% since the end of the third quarter of 2013.

•	Retained Value forecast increased to $1,052 million at December 31, 2013, equating to retained value per watt forecast of $1.51/W at December 31, 2013.

•	Undeployed Tax Equity Financing Capacity of 171 MW as of February 21, 2014.

Selected Preliminary Q4 2013 GAAP Financials

For the fourth quarter of 2013, Operating Lease Revenue was $22.4 million, up 59% from $14.0 million in the fourth quarter of 2012, owing largely to a higher base of operating lease MW deployed. Operating Lease Revenue declined as compared to the $24.8 million reported in the third quarter of 2013 due to seasonally lower solar production during the winter quarters. Total revenue for the fourth quarter increased 87% as compared to the year-ago period to $47.3 million.

As a result of the accounting related to recent acquisitions as well as a change in overhead allocation owing to an increase in the volume of MW deployed, we will release complete GAAP financial results after the close of the market on Monday, March 3, 2014.

Guidance for Q1 2014 and Update to 2014 Outlook

For Q1 2014, we expect MW deployed of between 78 MW – 82 MW, up 74% year-over-year at the midpoint and consistent with our targets for the year. For 2014, we reaffirm guidance for MW deployed of between 475 MW and 525 MW. We also expect to generate positive cash flow for the full year 2014 (though quarterly variability is possible).

We will provide detailed guidance for certain GAAP metrics for Q1 2014 along with the release of our complete Q4 and full year 2013 results.

Earnings Conference Call

We will hold a conference call today at 5:00 pm Eastern Time to discuss our fourth quarter operating results and outlook for 2014.

A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 5:00 pm Eastern Standard Time. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13575064. The replay will be available until March 3, 2014.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. We are disrupting the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. We offer solar power, energy efficiency and electric vehicle services, and make clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. We currently serve 14 states and sign a new customer every three minutes. Visit us online at www.solarcity.com and follow us on Facebook & Twitter.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities; the deployment of megawatts including estimated Q1 and full-year 2014 megawatt deployment; estimated nominal contracted payments remaining; forecasted retained value per watt under energy contracts; the amount of megawatts that can be deployed based on committed available financing; forecasted cash flow in 2014; the timing of the release of Q4 and full year 2013 GAAP results; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. As of the date hereof, we have bookings and financing for only a small percentage of the orders needed to achieve our 2014 megawatt projections and therefore expect the megawatts deployed in 2014 to be sourced almost exclusively from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to substantially expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, completion of preparation of financial statements and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission, which identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

Operating Activity Metrics:

	Q4 2012	Q3 2013	Q4 2013	Cumulative
MW Deployed	48	78	103	567
New Customers	13,143	12,386	10,763	92,998
Energy Contracts	12,250	12,339	10,759	83,265
Estimated Nominal Contracted Payments Remaining (in millions)				$1,990

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as solar energy system direct sales.

“Nominal Contracted Payments Remaining” equals the sum of cash payments obligated to be paid to us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems already deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value Under Energy Contract represents the forecasted net present value of Nominal Contracted Payments Remaining and estimated performance-based incentives allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. Retained Value of Renewal represents the forecasted net present value of the payments SolarCity would receive upon Energy Contract renewal through a total term of 30 years, assuming all Energy Contracts are renewed at a rate equal to 90% of the contractual rate in effect at expiration of the initial term. This metric is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs and includes Energy Contracts for solar energy systems deployed and in Backlog. Our calculation of retained value assumes a discount rate of 6%.

“Retained Value per Watt” is computed by dividing cumulative retained value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920